EXHIBIT 10-E

                              EMPLOYMENT AGREEMENT


          THIS IS AN AGREEMENT dated January 15, 1995 ("Agreement"), between GUARDSMAN PRODUCTS, INC., 3033 Orchard Vista Drive, S.E., Suite 200, Post Office Box 1521, Grand Rapids, Michigan 49506 ("Guardsman"), and Henry H. Graham, Jr. of P.O. Box 329, Pinewood South Carolina 29125 ("Executive").

          In view of Executive's substantial experience, knowledge, and reputation, the Board of Directors of Guardsman believes the interests of Guardsman are best served by the continued employment of Executive, and desires to provide Executive with additional financial and job security. This Agreement is intended to combine and supercede any agreements and understandings which may have previously been entered into between Guardsman and Executive, and to incorporate into a single document all arrangements between Guardsman and Executive relating to the employment of Executive by Guardsman.

          THE PARTIES AGREE AS FOLLOWS:

     1.   Employment.   Guardsman hereby employs Executive, and Executive
hereby accepts employment, on the terms and subject to the conditions set forth herein.

     2.   Term of Agreement.   The term of this Agreement shall commence as
of the date set forth above, for an initial term through May 11, 1995. Executive's employment shall be annually renewed under the terms of Paragraph 6 of this Agreement, unless and until terminated pursuant to Paragraph 7 of this Agreement.

     3.   Compensation.   During Executive's employment under this
Agreement, Executive shall be paid an annual salary, annual bonuses, and other fringe benefits, as determined from time to time by the Board of Directors of Guardsman, subject to the following:

          (a) Salary. During 1995, Executive's salary hereunder shall be not less than $120,000 on an annualized basis. Salary shall be paid monthly unless otherwise determined by the Board of Directors of Guardsman.

          (b) Bonus. Executive will participate in any bonus program or other incentive compensation under Guardsman's present incentive compensation plan and any other or additional such plan as may be adopted hereafter, on the same basis as other executives holding positions comparable in status to that of Executive, and in accordance with the terms of such bonus or incentive programs.






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          (c)  Benefit Programs.   Executive will participate in all
benefit and compensation plans offered to Guardsman's salaried employees as a group, and in any additional programs offered to executives holding positions comparable in status to that of Executive. Executive's level of benefits under such programs shall at least equal the level of benefits granted to other salaried employees as a group or, if greater, the level of benefits granted to executives holding positions comparable in status to that of Executive.

          (d)  Insurance and Other Fringe Benefits.   Executive shall
during his employment under this Agreement be furnished such insurance and other fringe benefits as are afforded to other key executives of Guardsman, including, but not limited to, life insurance, group health insurance, and club memberships. Such insurance and fringe benefits will not be less favorable, in the aggregate, than the package of such benefits enjoyed by Executive at the time this Agreement was executed.

          (e)  Vacation.   Executive will be entitled to vacation time
consistent with the vacation policy of Guardsman applicable to Executive as in effect from time to time.

     4. Duties. Executive shall be employed as an executive of Guardsman, with duties, responsibilities, and title consistent with Executive's status as an executive officer. During the period of his employment by Guardsman, Executive shall devote substantially his entire business time and energy to the business and affairs of Guardsman and will use his reasonable best efforts to perform his duties as an executive of Guardsman. During the period of Executive's employment pursuant to this Agreement, Executive shall not be required to relocate or to spend any substantial amount of time outside of the area of Grand Rapids, Michigan, except for travel not substantially in excess of Executive's present business travel obligations.

     5. Loyalty and Confidentiality. Executive agrees that during his employment pursuant to this Agreement he will not, without the prior approval of the Board of Directors of Guardsman, either for himself or on behalf of any other person, firm or corporation, directly or indirectly intentionally divert or attempt to divert from Guardsman any business opportunity or business whatsoever, or attempt to negatively influence any Guardsman customers or potential Guardsman customers with whom Executive may have dealings. Executive shall be loyal to Guardsman during his employment, and shall forever hold in strictest confidence and shall not use or disclose any information, technique, process, development, or experimental work, trade secret, customer lists, or other secret and confidential matter relating to the products, services, sales, employees, or business of Guardsman, except as such disclosure or use may be required in connection with Executive's work for Guardsman. Upon termination of his employment with Guardsman, Executive shall deliver to Guardsman any and all materials relating to Guardsman's business including, without limitation, all customer lists, keys, financial information, business notes, business plans, credit cards, memoranda, specifications, and documents. Executive shall not retain any photocopies or other facsimiles of such materials.


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     6.   Renewal.  At the end of the initial period of employment provided in Paragraph 2 of this Agreement, such period of employment shall be automatically extended for regular periods of one year each (commencing at the end of the previous period whether it be the initial period or one of the one-year extension periods) unless either Guardsman or Executive shall notify the other in writing no later than ninety (90) days prior to the end of the period then current (whether it is the initial period or one of the extension periods) that it or he does not choose to extend this period of employment.

     7. Termination. Notwithstanding the terms of Paragraph 6 of this Agreement, Executive's employment may be terminated as follows:

          (a)  Death.   If Executive, while in the employ of Guardsman,
shall die prior to the expiration of the term of employment, this Agreement shall terminate upon Executive's death, which for purposes of this Agreement shall be deemed to have occurred on the last day of the month in which his death occurs. Guardsman shall continue to pay compensation at the rate then in effect pursuant to Paragraph 3 (a) above, for a period of three (3) months following the date of death.

          (b)  Disability.   If Executive shall be unable to substantially
perform the duties described in Paragraph 4 above for a period of nine (9) successive months by reason of illness or other similar incapacity or disability, this Agreement may be terminated as of the end of any calendar month following such nine months by Guardsman, based upon a determination that Executive is disabled and by notice in writing to that effect to Executive. Executive can terminate this Agreement in the same circumstances by presenting his resignation in writing to Guardsman. Any determination as to whether Executive is disabled shall be made by a licensed physician selected by agreement of Guardsman and Executive or, if they cannot agree upon a physician, then by a majority of a panel of three
(3) licensed physicians, one selected by Guardsman, one selected by Executive, and the third selected by the first two. If this Agreement is terminated by Guardsman pursuant to this Subparagraph 7(b), the compensation provided in Paragraph 3 of this Agreement shall continue for such period as the Board of Directors of Guardsman shall in its sole discretion deem appropriate. If this Agreement is terminated by Executive pursuant to this Subparagraph 7(b), the compensation provided in Paragraph 3 of this Agreement shall continue for such period as the Board of Directors of Guardsman shall deem appropriate, but not less than the period provided in Guardsman's employee disability policy in effect at the time of the termination.

          (c)  Termination for Cause.   Guardsman shall have the right to
terminate Executive's employment for "Cause." For purposes of this agreement, "Cause" shall be limited to:

               (i) the willful and continued failure by Executive to substantially perform assigned duties consistent with Paragraph 4




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     above (other than any failure resulting from an illness or other similar incapacity or disability), after a demand for substantial performance is delivered to Executive on behalf of the Board of Directors of Guardsman which specifically identifies the manner in which it is alleged that Executive has not substantially performed his duties; or

              (ii) the willful engaging by Executive in misconduct which is materially injurious to Guardsman, monetarily or otherwise.

For purposes of this subparagraph (c), no act or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of Guardsman. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until: there shall have been delivered to him a copy of a notice of termination on behalf of the Board of Directors of Guardsman; and after reasonable notice to him and an opportunity for him, together with counsel, to be heard before the Board, at least two-thirds of the entire Board of Directors finds, in their reasonable opinions, that Executive was guilty of conduct set forth above in clause
(i) or (ii) and specifying the particulars thereof in detail.

          (d)  Termination by Executive for Good Reason.   Executive shall
have the right to terminate his employment with Guardsman for "Good Reason" by providing written notice of the termination to Guardsman. For purposes of this Agreement, "Good Reason" shall mean:

               (i) without Executive's express written consent, the assignment to Executive of duties materially inconsistent with Executive's present positions, duties, responsibilities and status with Guardsman, except in connection with the termination of Executive's employment by Executive other than for Good Reason, by Guardsman due to the death of Executive, the disability of Executive as determined under Subparagraph 7(b) above, or Cause as determined under Subparagraph 7(c) above.

              (ii) a reduction by Guardsman in Executive's monthly salary as in effect on the date of this Agreement or as the same may be increased from time to time;

             (iii) a reduction or termination by Guardsman of Executive's Officer Bonus Plan or Performance Award Plan compensation formulas, or their replacement with other plans or formulas unless such repayment plans and formulas shall be at least as favorable to Executive as the plans and formulas in effect as of the date of this Agreement or in effect as of the date of a change in control of Guardsman;





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              (iv)  the relocation of Guardsman's principal executive
     offices to a location outside Kent County, Michigan, or Guardsman's requiring Executive to be based anywhere other than Guardsman's principal executive offices except for required travel on Guardsman's business to an extent substantially consistent with Executive's present business travel obligations;

               (v) the failure by Guardsman to continue in effect any benefit or compensation plan, pension plan, supplemental executive retirement plan, life insurance plan, health and accident plan, or disability plan in which Executive is participating (or plans providing Executive with substantially similar benefits), the taking of any action by Guardsman which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans, or deprive Executive of any material fringe benefit enjoyed by Executive, or the failure by Guardsman to provide Executive with the number of paid vacation days to which Executive is them entitled on the basis of years of service with Guardsman in accordance with Guardsman's normal vacation policy in effect on the date of this Agreement;

              (vi) the failure of Guardsman to obtain the agreement of any successor to assume and perform this Agreement as contemplated in Paragraph 12 hereof; or

             (vii) the failure of Guardsman to fulfill any of its obligations under this Agreement.

          (e) Termination by Notice. Guardsman and Executive shall each have the right to terminate their employment relationship for reasons other than those provided in this Paragraph 7 by giving thirty (30) days' written notice to the other party specifying the date of termination.

     8.   Severance Pay.

          (a)  Term of Severance Pay After Change In Control.   If within
three (3) years after a change in control of Guardsman has occurred, Executive's employment shall be involuntarily terminated by Guardsman pursuant to Subparagraph 7(e) of this Agreement or terminated by Executive pursuant to Subparagraph 7(d) of this Agreement, Executive shall be entitled to receive Severance Pay for the period remaining between the date of such termination and thirty-six (36) months after the change in control of Guardsman ("Compensation Period"). For purposes of this paragraph 8, a change in control of Guardsman shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14a promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred if during any period of two (2) consecutive years, individuals who at the beginning of such




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period constitute the Board of Directors cease for any reason to constitute a least a majority thereof (unless the election or nomination for election by Guardsman's stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period).

          (b)  Term of Severance Pay After Termination By Notice or For
"Good Reason".   If Executive's employment shall be terminated by the
provision of thirty (30) days' written notice under Subparagraph 7(e) of this Agreement, or by the provision of ninety (90) days' written notice of intent not to renew Executive's employment under Paragraph 6 of this Agreement, or if Executive's employment is terminated by Executive under Subparagraph 7(d) of this Agreement but not within three (3) years after a change in control of Guardsman as that term is defined in Subparagraph 8(a) above, Executive shall be entitled to receive Severance Pay for the remainder of the period of employment in effect at the time of the termination. For the purposes of this Subparagraph 8(b), Severance Pay shall not include the benefits described in Subparagraphs 8(c) (iii) and 8(c) (viii) below.

          (c)   Description of Severance Pay.   Severance Pay shall be the
following:

               (i) monthly severance payments which shall continue for the term of the Compensation Period. The amount of each monthly payment shall be equal to Executive's monthly salary for the last full month immediately preceding his termination, plus one-twelfth (1/12) of Executive's average annual bonus pursuant to Guardsman's present Officer Bonus Plan and Performance Award Plan, and under any other or additional plans as may be adopted hereafter, for the two (2) calendar years immediately preceding his termination;

              (ii) continued treatment as an "employee" under any stock option, employee benefit or other long-term compensation arrangement for the term of the Compensation Period. In the event Executive's participation in any such plan or program is barred or otherwise prevented, Guardsman shall provide Executive with benefits substantially similar to an not less favorable than the benefits which Executive would otherwise be entitled to receive under such plan or program;

             (iii) reimbursement of the Executive for the cost of reasonable outplacement services selected by Executive;

              (iv) maintenance by Guardsman in full force and effect for the continued benefit of Executive, of the hospital/medical insurance coverage under Guardsman's current group health insurance policy, or the coverage under any subsequent group





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     insurance policy or plan as furnished to Guardsman's management personnel, or the equivalent of such benefit furnished directly to Executive;

               (v) maintenance by Guardsman in full force and effect, for the continued benefit of Executive, of each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination. In the event Executive's participation in any such plan is barred or otherwise prevented, Guardsman shall provide Executive with benefits substantially similar to and not less favorable than the benefits which Executive would otherwise be entitled to receive under such plan;

              (vi) a supplemental retirement benefit to be paid by Guardsman (the "Supplemental Benefit") to be paid in addition to the retirement benefits, if any, to which Executive is entitled under Guardsman's Non-Bargaining Employees' Retirement Income Plan, as amended from time to time or any successor or predecessor plan (the "Pension Plan"). The Supplemental Benefit, subject to the reduction described below, shall be determined in accordance with and payable in the form and at the times provided in the Pension Plan, assuming Executive is fully vested under the Pension Plan and has credited service under the Pension Plan for full-time employment for the remainder of the Compensation Period, except that the Supplemental Benefit under this Agreement shall be calculated without the reduction provided in the Pension Plan for early retirement payments received prior to age 64 or vested benefit payments received prior to age 65. Furthermore, the amount of the Supplemental Benefit shall be based upon the greater of Executive's average monthly compensation under the Pension Plan at the time of termination or Executive's average monthly compensation determined by including and crediting the compensation paid Executive under Subparagraph 8(b) (i) above. The Supplemental Benefit payable to Executive, or on his behalf, shall be offset by the amount of the benefit actually payable from the Pension Plan, if any, after any reduction required under the Pension Plan for early retirement or vested benefit payments. For purposes of this Subparagraph, the term "retirement benefit" shall include any benefit payable under the Pension Plan including any death benefit, disability benefit, survivors benefit or other benefit payable to Executive or with respect to Executive's participation in the Pension Plan;

             (vii) the benefit payable in accordance with Subparagraph 3(a) of the Supplemental Executive Retirement Plan ("SERP") dated as of January 15, 1995 between Executive and Guardsman, whether or not Executive has met the eligibility requirements under Paragraph 2 of the SERP, and without reduction




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     for termination of employment with less than 180 months of employment as otherwise provided under Subparagraph 3(b) of the SERP.

            (viii) payment by Guardsman to Executive for all reasonable legal fees and expenses incurred by Executive, regardless of Executive's choice of counsel, as a result of his termination of employment with Guardsman. These fees and expenses shall include any fees and expenses incurred in contesting or disputing such termination of employment or in seeking to enforce any right or benefit provided by this Agreement. On the request of Executive, Guardsman shall establish an irrevocable letter of credit drawn on a bank reasonably acceptable to Executive for the payment of fees and expenses as provided in this Subparagraph 8(b)(viii). This payment shall be made to Executive or, at Executive's option, directly to his counsel; and

              (ix) Guardsman's enabling Executive to immediately exercise in full all stock options, stock appreciation rights, or similar rights or options, notwithstanding the fact that such options might not be exercisable in full at that time under their terms, or under the terms of any plan, agreement or similar arrangement under which they were granted.

          (d) Mitigation of Severance Benefits. Executive shall not be required to mitigate the amount of any payments of severance benefits provided in this Paragraph 8 by seeking other employment or otherwise, nor shall the amount of any payment provided in this Paragraph 8 be reduced by any compensation earned by Executive as a result of his employment with another employer after termination, or otherwise.

     9.   Covenant Not to Compete.   Recognizing that his skill,
experience, and knowledge are unique and are a material inducement to Guardsman to enter into this Agreement, Executive agrees that during his employment pursuant to this Agreement, Executive will not participate directly or indirectly, in the ownership, management, financing or control of any business which is the same as or similar to the present or future businesses of Guardsman or its subsidiaries. Executive shall also not provide consulting services or serve as an officer or director for any such business during his employment pursuant to this Agreement. Executive is not prohibited by this Paragraph, however, from owning an insignificant amount of stock of any corporation whose shares are publicly traded on any national or regional stock exchange or over the counter, so long as that ownership is in no case more than five percent (5%) of such shares of the corporation.

     10. Executive Liability Insurance Coverage and Indemnification. Nothing in this Agreement shall deprive Executive, both during and subsequent to the termination of his employment pursuant to this Agreement, of the benefits of Guardsman's existing or hereafter obtained executive liability insurance coverage, subject to the terms and conditions of such coverage, nor of any right to indemnification under Guardsman's Restated

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Certificate of Incorporation and Bylaws or under any indemnification agreement between Guardsman and Executive, subject to the limitations on indemnification set forth therein.

     11.  Parachute Payments.   Executive shall have the right, in his sole
discretion, to adjust any payments to be made to Executive pursuant to Paragraph 8 of this Agreement. These adjustments shall only be made to avoid excise taxes payable by the Executive on any such payment that would be a "parachute payment" as defined in Section 280G(b) (2) of the Internal Revenue Code. The adjustments permitted under this Paragraph 11 shall include the elimination of payments, the reduction of the amount of any payments, and the extension of the date upon which the payments would otherwise be due to reduce the present value of such payments. In the event of a dispute over whether any payments constitute "parachute payments," the opinion of Executive's attorneys or certified public accountants shall be conclusive and binding on the parties.

     12.  Successors.   Guardsman shall require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Guardsman, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Guardsman would be required to perform it if no such succession had taken place. Failure of Guardsman to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Executive to compensation from Guardsman in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Guardsman" shall mean Guardsman and any successor to Guardsman's business and/or assets as aforesaid which executed and delivers the agreement provided for in this Paragraph 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     13. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs distributees and devisees. If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by Executive in a writing delivered to Guardsman, or if there be no such designated beneficiary, to his estate.

     14.  Notice.   For the purpose of this Agreement, notices and all
other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at the address set forth on the first page of this Agreement, or to Guardsman at its principal executive offices to the attention of the President of Guardsman witha copy to the Secretary of Guardsman, or to such other address

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as either party may have furnished to the other in writing in accordance herewith,except that notice of change of address shall be effective only upon receipt.

     15.  Modification or Waiver.   No provisions of this Agreement may be
amended, modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of Directors of Guardsman. No waiver by either party to this Agreement at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party, nor any compliance with any such condition or provision by the party not required to so perform, shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed waiver or relinquishment of such right or power at any other time.

     16.  Governing Law.   This Agreement was entered into in the State of
Michigan and shall be construed and interpreted in accordance with the laws of the State of Michigan as applied to contracts made and to be performed in the State of Michigan. Any action arising out of or to enforce this Agreement must be brought in courts in the State of Michigan. The parties consent to the jurisdiction of the courts in the State of Michigan and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     17.  Validity.   The invalidity or unenforceability of any provision
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     18.  Miscellaneous.   No agreements or representations, oral or
otherwise, express or implied, with respect to the specific subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
















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     IN WITNESS WHEREOF, Guardsman has caused this Agreement to be executed by a duly authorized corporate officer and Executive has executed this Agreement as of the date and year first above written.

                                   GUARDSMAN PRODUCTS, INC.


                                   By /s/ Charles E. Bennett
                                      Charles E. Bennett
                                      President/CEO



                                   /s/ Henry H. Graham, Jr.
                                   Henry H. Graham, Jr.
                                   "Executive"






































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